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Union Pacific Resources Group Inc.

NEWS RELEASE                                                             [LOGO]
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              UNION PACIFIC RESOURCES FILES SUITS IN CONNECTION
                 WITH UNSOLICITED OFFER FOR PENNZOIL COMPANY

ASSERTS THAT PENNZOIL DIRECTORS VIOLATE THEIR FIDUCIARY DUTIES TO SHAREHOLDERS

FORT WORTH, TX, JUNE 23, 1997 - Union Pacific Resources Group Inc. (NYSE: UPR) announced that it has filed suit today in three jurisdictions in connection with its unsolicited offer, announced this morning, to acquire Pennzoil Company (NYSE: PZL) through a two-step transaction currently valued at $84 per Pennzoil share:

o In Delaware Chancery Court, in Wilmington, UPR is seeking a judgment directing Pennzoil's Board of Directors to lift Pennzoil's anti-takeover defenses. UPR believes that these defenses - which include Pennzoil's shareholder rights plan ("poison pill") - would unlawfully prevent Pennzoil shareholders from participating in UPR's offer and would entrench Pennzoil's management.

o In U.S. District Court for the Northern District of Texas, in Fort Worth, UPR is seeking a declaratory judgment that UPR's tender offer documents being distributed to Pennzoil shareholders comply fully with all applicable requirements of law.

o In U.S. District Court for the Middle District of Louisiana, in Baton Rouge, UPR is seeking to prevent any attempt to apply that State's anti-takeover laws to UPR's offer for Pennzoil. UPR believes that applying Louisiana's anti-takeover laws to the transaction violates the U.S. Constitution.

UPR said that the filings were part of its strategy to ensure that Pennzoil's Board of Directors does not prevent Pennzoil shareholders from realizing the substantial premium value UPR is offering for Pennzoil shares.

                                   # # # #

MEDIA                                        INVESTOR RELATIONS
CONTACTS: Walter Montgomery                  CONTACT:
          June 23 to 24 only: 212-816-0370   Michael Liebschwager
          Ongoing: 212-484-6721              June 23 to
          Pat Doyle                          June 24 only: 212-816-0371
          June 23 to 24 only:  212-816-0370  Ongoing: (817) 877-6531
          Ongoing:  817-877-6527

                         ON THE INTERNET: www.upr.com